Exhibit 10.36

PEPSICO, INC.
EXECUTIVE INCENTIVE COMPENSATION PLAN
(as amended and restated effective February 13, 2019)

PEPSICO, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN
(as amended and restated effective February 13, 2019)

1.	Purpose.

The principal purposes of this PepsiCo, Inc. Executive Incentive Compensation Plan are to assist the Company in attracting, motivating and retaining participating eligible executives who have significant responsibility for the growth and long-term success of the Company by providing incentive awards that ensure a strong pay-for-performance linkage for such executives.

2.	Definitions.

(a) “Award” means an amount calculated and awarded to a Participant pursuant to the Plan.

(b) “Board of Directors” means the Board of Directors of PepsiCo.

(c) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d) “Committee” has the meaning set forth in Section 3(a).

(e) “Company” means PepsiCo and its subsidiaries and divisions.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g) “Eligible Executive” means an employee of the Company who is considered an executive officer of PepsiCo within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, and executives of the Company who are selected by the Committee as key executives for participation in the Plan.

(h) “Fiscal Year” means a fiscal year of the Company.

(i) “Key Employee” has the meaning ascribed to it from time to time in the PepsiCo Executive Income Deferral Program.

(j) “Misconduct” means (i) violating the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company, (ii) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of employment with the Company, or (iii) engaging in any activity which constitutes gross misconduct or (iv) engaging in any action which constitutes gross misconduct and that causes or contributes to the need for an accounting adjustment to PepsiCo’s financial results.

(k) “Participant” means an Eligible Executive participating in the Plan for a Performance Period as provided in Section 4(b).

(l) “PepsiCo” means PepsiCo, Inc., a North Carolina corporation and its successors and assigns.

(m) “Performance Goals” has the meaning set forth in Section 5(b).

(n) “Performance Measures” has the meaning set forth in Section 5(c).

(o) “Performance Period” means a Fiscal Year or other period of time (which may be longer or shorter than a Fiscal Year) set by the Committee during which the achievement of the Performance Goals is to be measured.

(p) “Plan” means this PepsiCo, Inc. Executive Incentive Compensation Plan, as amended and restated herein, and as it may be amended from time to time.

(q) “Section 409A” means Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.

(r) “Separation from Service” means separation from service as defined in Section 409A; provided that for purposes of determining whether a Separation from Service has occurred, the Plan has determined, based upon legitimate business criteria, to use the twenty percent (20%) test described in Treas. Reg. §1.409A-1(h)(3). In the event a Participant also provides services other than as an employee for the Company and its affiliates, as determined under the prior sentence, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5).

3.	Administration of the Plan.

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee shall be appointed by the Board of Directors and shall consist of not less than two members of the Board who meet the definition of “non-employee director” under the provisions of the Exchange Act or the regulations or rules thereunder, and each of whom is “independent” as set forth in the applicable rules and regulations of the Securities and Exchange Commission and The Nasdaq Stock Market LLC.

(b) Administration. The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when Awards will be granted, to determine whether objectives and conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Period or deferred, consistent with Section 409A, and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding for all purposes and on all parties, including the Company, its shareholders, its employees and any person receiving an Award under the Plan, as well as their respective successors in interest. There is no obligation of uniformity of treatment of Participants under the Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award.

(c) Guidelines. The Committee may adopt from time to time written policies or rules as it deems necessary or desirable for the Committee’s implementation and administration of the Plan.

(d) Delegation of Administrative Authority. The Committee may delegate its responsibilities for administering the Plan to employees of the Company as it deems necessary or appropriate for the proper administration of the Plan.

4.	Eligibility and Participation.

(a) Eligibility. All Eligible Executives are eligible to participate in the Plan for any Performance Period.

(b) Participation. For each Performance Period, the Committee, in its discretion, shall select the Eligible Executives who shall participate in this Plan.

5.	Awards.

(a) Establishment of Basis for Awards. In connection with the grant of each Award, the Committee shall (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal(s), (iii) determine the consequences for the Award of the Participant’s termination of employment for various reasons or the Participant’s demotion or promotion during the Performance Period and (iv) establish such other terms and conditions for the Award as the Committee deems appropriate. The foregoing shall be accomplished within 90 days of the beginning of the Performance Period (or, if shorter, before 25% of the Performance Period has elapsed).

(b) Performance Goals. The “Performance Goals” means the performance goals established by the Committee for each Performance Period. The Performance Goals may, without limitation, be based upon the performance of the Company as a whole, a Participant, or a subsidiary, division, department, region, function or business unit of the Company, using one or more of the Performance Measures selected by the Committee. The Performance Goals may, without limitation, be absolute or may be relative to a peer group or index. Separate Performance Goals may be established by the Committee for the Company or subsidiary or division thereof or an individual thereof, and different Performance Measures may be given different weights.

(c) Performance Measures. The “Performance Measures” are one or more of the following criteria, or such other criteria as the Committee deems appropriate, on which Performance Goals may be based: stock price, market share, sales revenue, cash flow, sales volume, earnings per share, return on equity, return on assets, return on sales, return on invested capital, economic value added, net earnings, total shareholder return, gross margin, costs, productivity, brand contribution, product quality, portfolio transformation, productivity improvement, corporate value measures (such as compliance, safety, environmental and personnel matters), or goals related to corporate initiatives, such as acquisitions, dispositions or customer satisfaction.

(d) Adjustments. The Committee may appropriately adjust the Performance Goals or the manner in which performance will be measured against the Performance Goals based upon the occurrence of a qualifying criteria selected by the Committee in its discretion that occurs during the Performance Period. Without limitation, such criteria may include: acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; gains or losses from discontinued operations; consolidated operating results attributable to acquisitions; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to shareholders for the applicable year.

(e) Certification of Awards. After the end of the Performance Period and prior to payment of any Award, the Committee shall certify in writing the degree to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. Subject to Section 5(f), the Award for each Participant shall be determined by applying the applicable formula for the Performance Period based upon the level of achievement of the Performance Goals certified by the Committee.

(f) Committee Discretion. Notwithstanding anything to the contrary in the Plan, the Committee may, in its sole discretion, reduce or eliminate, but not increase, any Award payable to any Participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.

(g) Maximum Awards. No Participant may receive an aggregate Award of more than $9 million under the Plan for any Performance Period (or in the case of a Performance Period other than a Fiscal Year, an amount that bears the same ratio to $9 million as the length of the Performance Period bears to a Fiscal Year).

(h) Timing of Payment. Awards will be payable by the Company to Participants as soon as administratively practicable following the determination and written certification of the Committee for the Performance Period pursuant to Section 5(e) above. In the case of any Participant subject to U.S. federal income tax, the Company shall distribute amounts payable to Participants in the calendar year following the year in which the Performance Period ends and no later than March 15th of that year.

(i) Form of Payment. Awards will be paid in cash or cash equivalents. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units which shall be issued pursuant to the PepsiCo, Inc. Long-Term Incentive Plan or a successor equity compensation plan in existence at the time of grant.

(j) Deferral of Payment of Awards. Notwithstanding Section 5(h), the Committee, in its discretion, may defer the payout or vesting of any Award and/or provide to Participants the opportunity to elect to defer the payment of any Award under the PepsiCo Executive Income Deferral Program or any other PepsiCo approved deferred compensation plan or arrangement. With respect to any Award (or portion thereof), including any Award under the Company’s Premium Bonus Program, that constitutes deferred compensation subject to Section 409A and is not otherwise exempt from Section 409A, such Award (or portion thereof) shall not be paid earlier than the date that is six months after the Participant’s Separation from Service if the payment is based on the Participant’s Separation from Service (other than as a result of death) and the Participant is classified as a Key Employee at the time of his or her Separation from Service.

(k) Certain Participants not Eligible. To be eligible for payment of any Award, the Participant must (i) be employed by the Company on the last day of the Performance Period unless the Committee specifies otherwise, (ii) have performed the Participant’s duties to the satisfaction of the Committee, and (iii) have not engaged in any acts that are considered by the Committee to constitute Misconduct. If the Committee determines following the date an Award is paid that the Participant, prior to the date of payment of such Award, engaged in any acts that are considered by the Committee to constitute Misconduct, the Participant shall be obligated, upon demand, to return the amount of such Award to the Company.

6.	Miscellaneous Provisions.

(a) Effect on Benefit Plans. Awards shall not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company unless otherwise provided under the terms of such other plans.

(b) Restriction on Transfer. Awards (or interests therein) or amounts payable with respect to a Participant under the Plan are not subject to transfer, assignment or alienation, whether voluntary or involuntary.

(c) Withholding Taxes. PepsiCo or any subsidiary or division thereof, as appropriate, shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes or social contributions required by law to be withheld with respect to such awards. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under the Plan.

(d) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of PepsiCo or any of its subsidiaries, divisions or affiliates or to interfere with the ability of the Company to terminate any such employee’s employment relationship at any time. At no time before the actual payment of an Award shall any Participant or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Participants identically under the Plan.

(e) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and shall not be charged to any Award or to any Participant receiving an Award.

(f) No Funding of Plan. The Plan shall be unfunded, and the Awards shall be paid solely from the general assets of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. To the extent that any person acquires a right to receive payments under the Plan, the right is no greater than the right of any other unsecured general creditor.

(g) Offset for Monies Owed. Any payments made under the Plan will be offset for any monies that are owed to the Company to the extent permitted by applicable law, including Section 409A if such payment is subject to Section 409A.

(h) Other Incentive Plans. Nothing contained in the Plan shall prohibit the Company from granting other performance awards to employees of the Company (including Participants) under such other incentive arrangements, and in such form and manner, as it deems desirable.

(i) Successors. All obligations of PepsiCo under the Plan shall be binding on any successor to PepsiCo whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of PepsiCo.

(j) Section 409A. To the extent that any Award under the Plan is subject to Section 409A, the terms and administration of such Award shall comply with the provisions of Section 409A, and, to the extent necessary to achieve compliance, shall be modified at the discretion of the Committee. The Company makes no representation that any Award is exempt from or complies with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards. The Company will have no liability to any Participant or to any other party if an Award that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Committee with respect thereto.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan or Award shall remain in full force and effect.

(l) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the State of New York.

7.	Effective Date, Amendments and Termination.

(a) Effective Date. The Plan, as amended and restated by the Committee on February 13, 2019, shall be effective for Awards granted on or after such date.

(b) Amendments. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan.

(c) Termination. The Plan shall continue in effect until terminated by the Committee.